As filed with the Securities and Exchange Commission on May 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	94-3133088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3929 Point Eden Way, Hayward, CA	94545
(Address of Principal Executive Offices)	(Zip Code)

Igor Gonda, Ph.D.

President and Chief Executive Officer

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nancy E. Pecota Vice President of Finance, Chief Financial Officer 3929 Point Eden Way Hayward, CA 94545 (510) 265-9000	Laura I. Bushnell, Esq. King & Spalding LLP 601 South California Avenue Palo Alto, CA 94304-1050 Tel: (650) 422-6713 Fax: (650) 422-6800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share(1)	500,000 (2)	$ 0.21(3)	$105,000	$13.53

(1)	Includes associated rights (the “Preferred Share Purchase Rights”) to purchase shares of Series A Junior Participating Preferred Stock, no par value per share, of Aradigm Corporation (the “Registrant”). The Preferred Share Purchase Rights are attached to shares of common stock, no par value per share (the “Common Stock”), of the Registrant in accordance with the Amended and Restated Rights Agreement, dated as of September 5, 2008 (the “Rights Agreement”), as amended from time to time, by and between the Registrant and Computershare Trust Company, N.A., as Rights Agent. The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock reported on the OTC Bulletin Board on May 12, 2014.

EXPLANATORY NOTE

At a meeting on February 12-13, 2014, the Board of Directors of Aradigm Corporation (the “Registrant”) approved the grant of an option to purchase 500,000 shares of the Registrant’s common stock to Igor Gonda, effective February 14, 2014 (the “Option”). The shares subject to the Option will vest upon the achievement of specified goals. The Option has an exercise price per share of $0.24 (the closing price of the Registrant’s common stock, as quoted on the OTCQB Marketplace, on February 13, 2014, the date the Option was granted).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the eligible participant of the Plan, as specified by Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference, except to the extent that any such document is deemed to be “furnished” and not “filed” in accordance with the SEC’s rules and regulations:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 13, 2014;

(b)	the Registrant’s Current Reports on Form 8-K, filed with the SEC on April 22, 2014 and May 1, 2014;

(c)	the Registrant’s Proxy Statement relating to the 2014 Annual Meeting of Shareholders of the Registrant held on April 18, 2014, and filed with the SEC March 28, 2014;

(d)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, including any amendments or reports filed with the SEC for the purpose of updating such description; and

(e)	the description of the rights under the Amended and Restated Rights Agreement, dated as of September 5, 2008, as amended from time to time, by and between the Registrant and ComputerShare Trust Company, N.A., as Rights Agent, filed as Exhibit 10.33 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2008, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports or documents, except to the extent that any such document is deemed to be “furnished” and not “filed” in accordance with the SEC’s rules and regulations.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) permit the Registrant to indemnify its directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code (the “Corporations Code”). Pursuant to Section 317 of the Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement on Form S-8:

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

5.1	Opinion of King & Spalding LLP	Filed herewith.

23.1	Consent of King & Spalding LLP (included in its opinion filed herewith as Exhibit 5.1)	Filed herewith.

23.2	Consent of OUM & Co. LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

99.1	Form of Non-statutory Stock Option Agreement, by and between the Registrant and Igor Gonda.	Incorporated by reference to the Registrant’s Form 10-K, filed on March 13, 2014.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)	include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 13th day of May, 2014.

ARADIGM CORPORATION

By:	/s/ Igor Gonda
Igor Gonda
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Igor Gonda and Nancy E. Pecota, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Igor Gonda	President, Chief Executive	May 12, 2014
Igor Gonda	Officer and Director (Principal Executive Officer)

/s/ Nancy E. Pecota
Nancy E. Pecota	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2014

/s/ Virgil D. Thompson	Chairman of the Board and Director	May 9, 2014
Virgil D. Thompson

Director
John M. Siebert

/s/ Frederick Hudson	Director	May 12, 2014
Frederick Hudson

/s/ Lafmin Morgan	Director	May 12, 2014
Lafmin Morgan

/s/ David Bell	Director	May 9, 2014
David Bell

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

5.1	Opinion of King & Spalding LLP	Filed herewith.

23.1	Consent of King & Spalding LLP (included in its opinion filed herewith as Exhibit 5.1)	Filed herewith.

23.2	Consent of OUM & Co. LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

99.1	Form of Non-statutory Stock Option Agreement, by and between the Registrant and Igor Gonda.	Incorporated by reference to the Registrant’s Form10-K, filed on March 13, 2014.